Exhibit 5.1

2800 JPMorgan Chase Tower, 600 Travis Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

August 26, 2014

Service Corporation International

1929 Allen Parkway

Houston, Texas 77019

Ladies and Gentlemen:

We have acted as special counsel to Service Corporation International, a Texas corporation (the “Issuer”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuer on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of the offering and issuance of up to $550 million aggregate principal amount of the Issuer’s 5.375% Senior Notes due 2024 (the “Exchange Notes”), to be offered by the Issuer in exchange (the “Exchange Offer”) for a like principal amount of the Issuer’s issued and outstanding unregistered 5.375% Senior Notes due 2024 (the “Outstanding Notes”). The Outstanding Notes were issued, and the Exchange Notes are proposed to be issued, under an Indenture, dated as of February 1, 1993, as supplemented by the Twelfth Supplemental Indenture dated May 12, 2014 (collectively, the “Indenture”), between the Issuer and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion letter is an exhibit. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter other than as to the legality of the Exchange Notes.

In connection with rendering the opinions set forth below, we have examined

(i) the Registration Statement;

(ii) the Indenture;

(iii) the global certificates evidencing the Outstanding Notes;

(iv) the form of global certificates to be used to evidence the Exchange Notes;

Atlanta, Austin, Chicago, Dallas, Hong Kong, Houston, London, Los Angeles, New Orleans, New York, Sacramento, San Francisco, Washington DC

August 26, 2014

(v) the Restated Articles of Incorporation of the Issuer and the Bylaws of the Issuer, each as amended to the date hereof;

(vi) originals, or copies certified or otherwise identified, of the corporate records of the Issuer as furnished to us;

(vii) certificates of representatives of the Issuer;

(viii) statutes; and

(ix) other instruments and documents.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as electronic, certified or photostatic copies. We also have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee, (ii) the Registration Statement and any amendments thereto (including post-effective amendments) will have been declared effective by the Commission and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Outstanding Notes have been, and the Exchange Notes will have been, duly executed, authenticated and delivered in accordance with the provisions of the Indenture and the Exchange Notes will be issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

On the basis of the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that when the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, or (b) general principles of equity (regardless of whether that enforcement is sought in a proceeding in equity or at law).

The opinions set forth above are limited in all respects to matters of the laws of the State of Texas and applicable federal law of the United States of America, in each case as in effect on the date hereof and we do not express any opinions as to the applicability of or the effect thereon of the laws of any other jurisdiction.

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture or the Exchange Notes that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived or rendered ineffective under applicable law or (ii) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

August 26, 2014

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LOCKE LORD LLP
LOCKE LORD LLP